UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 10, 2010

VEECO INSTRUMENTS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-16244	11-2989601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Terminal Drive, Plainview, New York  11803

(Address of principal executive offices)

(516) 677-0200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On June 10, 2010, Veeco’s Board of Directors voted to increase the size of the Board from six to seven directors and to appoint Gordon Hunter as a Class II director, to hold office until the 2011 Annual Meeting of Stockholders.  Mr. Hunter, age 58, currently serves as Chairman, President and Chief Executive Officer of Littelfuse, Inc., a provider of circuit protection products and solutions with annual sales of $430.1 million in 2009.  He also serves on the Council of Advisors of Shure Incorporated.  Mr. Hunter has been a director of Littelfuse since June 2002 and became the Company’s Chairman of the Board, President and Chief Executive Officer in January 2005.  Prior to joining Littelfuse, Mr. Hunter was Vice President, Intel Communications Group, and General Manager, Optical Products Group.  Mr. Hunter was responsible for managing Intel’s access and optical communications business segments within the Intel Communications Group.  Prior to joining Intel in February 2002, he served as President of Elo TouchSystems, a subsidiary of Raychem Corporation.  Mr. Hunter also served in a variety of positions during a 20-year career at Raychem Corporation, including Vice President of Commercial Electronics and a variety of sales, marketing, engineering and management positions. He holds a BS in electrical engineering from the University of Liverpool, England, and an MBA from London Business School.

The Board also appointed Mr. Hunter to the Strategic Planning Committee and determined that he is “independent” under applicable SEC and Nasdaq rules.  In connection with his appointment to the Board, Mr. Hunter was granted 3,095 restricted shares of Veeco common stock, consistent with Veeco’s director compensation policy.  The restrictions on these shares will lapse on the earlier to occur of:  (i) the date immediately preceding the date of the Company’s 2011 Annual Meeting of Stockholders and (ii) the first anniversary of the grant date.

Veeco also entered into its standard form of indemnification agreement with Mr. Hunter on substantially the same terms as those entered into with our other directors and executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 15, 2010	VEECO INSTRUMENTS INC.

	By:	/s/ Gregory A. Robbins

Name: Gregory A. Robbins
Title: Senior Vice President and General Counsel